UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TECH / OPS SEVCON, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2985631
(State of Incorporation or Organization)	(IRS Employer Identification No.)

155 Northboro Southborough, MA	01772
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $0.10 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: _______(If Applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.
(Title of class)

Explanatory Note

This Form 8-A is being filed by Tech / Ops Sevcon, Inc., a Delaware corporation (the “Registrant”) in connection with the transfer of the listing of its shares of common stock from the American Stock Exchange to the NASDAQ Stock Market LLC.

Item 1.	Description of Registrant’s Securities to be Registered.

The common stock, par value $0.10 per share (the “Common Stock”), is entitled to one vote per share on all matters submitted to a vote of the stockholders.  The following provisions of the Registrant’s certificate of incorporation, as amended, or bylaws affect the voting rights of the holders of Common Stock:

The holders of the Common Stock are not entitled to take any action by written consent without a meeting of stockholders, and may not call a special meeting of stockholders.  Any special meeting of stockholders must be called by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.  The members of the Board of Directors of the Registrant are divided into three classes as nearly equal in number as possible, and the members of one class are elected at each annual meeting to serve a three-year term.  The combined vote of 80% of the holders of the Common Stock and the holders of any class of stock designated with voting rights by the Board of Directors is required to effect any business combination of the Registrant with a beneficial owner of 5% of more of the Registrant’s voting shares, including, but not limited to any merger or consolidation of the Registrant, the sale, lease, mortgage or pledge of all or substantially all of the assets of the Registrant, or any other transaction that would result in the combination of the assets or business of the Registrant with such holder.  This supermajority voting requirement would not be applicable if the transaction was approved by the majority of the directors in place before the date that such other entity became the beneficial owner of 5% of more of the Registrant’s voting shares.

The holders of the Common Stock will be entitled to such dividends as declared by the Board of Directors of the Registrant.   Upon liquidation, the holders of the Common Stock will be entitled to receive their pro rata portion of the assets of the Registrant available for distribution.

The rights to receive dividends or distributions upon liquidation, as well as the ability of the holders of the Common Stock to elect directors, may be adversely affected by the rights of holders of any class of preferred stock that may be designated and issued.  Under the Registrant’s certificate of incorporation, the Registrant’s Board of Directors has the authority, without further action by stockholders, to designate up to 1,000,000 shares, par value $0.10 per share, of preferred stock in one or more series and to fix the designations, powers, preferences and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the Common Stock.

The holders of the Common Stock are not entitled to any pre-emptive rights to subscribe to any new shares of Common Stock or any other class of shares that may be designated by the Board of Directors.

Item 2.	Exhibits.

None.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TECH / OPS SEVCON, INC.

Date: September 30, 2008	By:	/s/ Raymond J. Thibault, Jr.
Raymond J. Thibault, Jr.
Assistant Treasurer

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